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                                                                   EXHIBIT 10.07


                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of February 4, 1996 by and between Harris Computer Systems Corporation, a Florida corporation (the "Company") and BRIAN FOREMNY ("Employee").

       WHEREAS, the Company, through its Board of Directors, desires to retain the services of Employee, and Employee desires to be retained by the Company, on the terms and conditions set forth in this Agreement;

       NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained, herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

       1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment, as General Counsel of the Company upon the terms subject to this Agreement.

       2. Term. The term (the "Term") of this Agreement shall commence on March 1, 1996 and end on March 1, 1998, subject to the extension of such term as hereinafter provided and earlier expiration of such term as otherwise provided herein. After the expiration of this initial Term, this Agreement shall automatically be renewed for successive one-year terms ("Additional Terms") until either the Board of Directors of the Company (the "Board"), on behalf of the Company, or Employee gives written notice to the other, at least 60 days prior to the expiration of any Additional Term, that the Term shall not be so extended.

       3. Duties. During his employment hereunder, Employee will serve as the General Counsel of the Company. Employee shall report directly to the Chief Executive Officer of the Company and, within the discretion of the Board, directly to the Board, and shall serve at the Chief Executive's and the Board's direction. Employee shall perform services as assigned by the Chief Executive Officer or the Board of the Company consistent with the title of General Counsel. Employee shall diligently perform such duties and shall devote his business skill, time and effort to his employment and his duties hereunder as follows: Employee shall work part time, as least twenty hours per week for the Company.

       4.     Compensation.

              a. Salary. During his employment hereunder, Employee shall be paid an initial salary of $120,000 per year, payable in equal installments not less than monthly. If Employee works at the rate of more than twenty hours per week during any pay period (the "Standard Hours"), then he shall be paid for that pay period an additional amount equal to this then annual salary, divided by one thousand, for each additional hour worked during such pay period. It is expected that Employee shall be paid at least the Standard Hours in each pay period, but if Employee is not available to work at least the Standard Hours in any given pay period, the Company may claim a credit for that pay period equal to Employee's then annual

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salary, divided by one thousand, for each hour less than the Standard Hours
Employee was available to work. The Employee's salary shall be reviewed at least annually by the Board or any Committee of the Board delegated the authority to review compensation.

       b. Option/Bonus. In addition to salary, Employee is hereby granted an option ("Stock Option") to purchase 24,000 shares of the Company's Common Stock at an exercise price of $16.50 per share. The Stock Option shall be further defined in an option agreement to be entered into between the Employee and the Company, which shall contain anti-dilution provisions substantially similar to those other in option agreements for officers of the Company (but the failure to so enter into such an additional agreement shall not affect the binding nature of the Stock Option as of the date hereof). The Option shall be exercisable one-third on March 1, 1996, one-third on March 1, 1997 and one-third on March 1, 1998. Each installment of the Stock Option shall continue to be exercisable for five years after the first date such installment first becomes exercisable. Employee shall be entitled to participate in the Company's Management Bonus Program anticipated to be established by the Company with an initial targeted bonus of $20,000 (or, if higher, 16.7% of Employee's actual base compensation paid to Employee for the prior twelve months) (hereafter the "Management Bonus Program").

       c. Insurance. During his employment hereunder, Employee shall only be entitled to participate in health, life, disability and other insurance programs of the Company to the extent that he is eligible based upon hours worked and length of service.

       d. Vacation. Employee shall be entitled to four weeks' (two weeks with pay and two without pay) vacation leave (in addition to holidays) in each calendar year during the Term, or such additional amount as may be set forth in the vacation policy that the Company shall establish from time to time. Except with respect to vacation time unused as the result of a request by the Company to postpone a vacation, any unused vacation from one calendar year shall not carry-over to any subsequent calendar year.

       e. Expense Reimbursement. Employee shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder in accordance with policies established by the Company. Such expenses shall include, without limitation, reasonable entertainment expenses, gasoline and toll expenses and cellular phone use charges, if such charges are directly related to the business of the Company.

5.     Grounds for Termination.

       The Board of Directors of the Company may terminate this Agreement for Cause. As used herein, "Cause" shall mean any of the following: (i) an act of willful misconduct or gross negligence by Employee in the performance of his material duties or obligations to the Company; if such act is capable of cure, Employee shall be given notice and such act shall not be deemed a basis for Cause if cured within 60 days after written notice is received by


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Employee specifying the alleged failure in reasonable detail, or (ii) conviction of Employee of a felony involving moral turpitude or (iii) a material act of dishonesty or breach of trust on the part of Employee resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company.

6.     Termination by Employee.

       Employee may terminate this Agreement with Good Reason. "Good Reason" means:

       a. Without Employee's express written consent, the assignment to Employee of duties inconsistent with Employee's positions with the Company as set forth in this Agreement (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Paragraph 3; or

       b. A material breach of the provisions of this Agreement by the Company (except those set forth in Paragraph 4.a) and Employee provides at least 15 days' prior written notice to at least two members of the Company's board of Directors (other than Employee) of the existence of such breach and his intention to terminate this Agreement (no such termination shall be effective if such breach is cured during such period); or

       c. The failure of the Company to comply with the provisions of Paragraph 4.a for an uninterrupted 10 day period.

7.     Payment and Other Provisions Upon Termination.

       a. In the event Employee's employment with the Company (including its subsidiaries) is terminated by the Company for Cause as provided in Paragraph 5 then, on or before Employee's last day of employment with the Company, the provisions of this Paragraph 7.a shall apply. These same provisions shall apply if Employee terminates his employment without Good Reason as described in Paragraph 6.


              i. Salary, Performance Award, and Bonus Payments: The Company shall pay in a lump sum to Employee such amount of compensation due Employee for services rendered to the Company, as well as compensation for unused vacation time, as has accrued but remains unpaid. Any and all other rights granted to Employee under this Agreement shall terminate as of the date of termination.

       b. In the event Employee's employment with the Company (including its subsidiaries) is terminated by the Company for any reason other than for Cause as provided in Paragraph 5 and other than as a consequence of Employee's death, disability, or normal retirement under the Company's retirement plans and practices, then the following provisions apply. These same provisions shall apply if Employee terminates his employment with Good Reason as described in Paragraph 6.

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              i.     Salary, Performance Award, and Bonus Payments: On or before
       Employee's last day of employment with the Company, the Company shall pay in a lump sum to Employee as compensation for services rendered to the Company a cash amount equal to the amount of Employee's annual base salary (or, if higher, Employee's actual base compensation paid to Employee for the prior twelve months) and the amount of the target bonus under the Management Bonus Program as in effect immediately prior to his date of termination. So long as the members of the Company's Board of Directors on the date hereof continue to comprise at least a majority of the Board, then, at the Company's election, the lump sum payment referred to in this section 7b.i may be paid in equal installments over a six month period.

              ii. Vesting of Options and Rights: Notwithstanding the vesting period provided for in Employee's Stock Option contained herein, in the Stock Incentive Plan and any related stock option agreements between the Company and Employee for stock options ("options") and stock appreciation rights ("rights") granted Employee by the Company, all options and stock appreciation rights shall be immediately exercisable upon termination of employment. In addition, Employee will have the right to exercise all options and rights for the shorter of (a) one year following his termination of employment or (b) with respect to each option, the remainder of the period of exercisability under the terms of the appropriate documents that grant such options.

       c. The provisions of this Paragraph 7 shall apply if Employee's employment is terminated prior of a Change of Control (as defined in Paragraph
8) or more than three years after the occurrence of a Change of Control. From the occurrence of any Change of Control until the third anniversary of such Change of Control, the provisions of Paragraph 8 shall apply in place of this Paragraph 7, except that in the event that Employee's employment is terminated by Employee after a Change of Control without Good Reason, then the provisions of Paragraph 8 shall not apply and the provisions of Paragraph 7.b shall apply. Termination upon death and disability and are covered by Paragraphs 9 and 10, respectively.

8.     Payment and Other Provisions after Change of Control.

       a. Salary, Performance Award, and Bonus Payments: In the event Employee's employment with the Company is terminated within three years following the occurrence of a Change of Control (other than as a consequence of this death or disability, or of his normal retirement under the Company's retirement plans and practices) either (i) by the Company for any reason whatsoever or (ii) by Employee with Good Reason as provided in Paragraph 6, then Employee shall be entitled to receive from the Company, the following:

              i. Base Salary. Employee's annual base salary (or, if higher, Employee's actual base compensation paid to Employee for the prior twelve months) as in effect at the date of termination, multiplied by two, shall be paid on the date of termination; and

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              ii.    Target Bonus.  The amount of the Employee's target bonus
       under the Management Bonus Program for the fiscal year in which the date of termination occurs, multiplied by two, shall be paid on the date of termination.

              iii. Other Benefits. All benefits under Paragraphs 7.b.ii shall be extended to Employee as described in such paragraph, except that the period for exercise of the Stock Option and any other options and rights described in Paragraph 7.b.ii (a) shall be two years.

       b. For purposes of this Agreement, the term "Change of Control" shall mean:

              i. The acquisition, other than from the Company, by an individual, entity or group (within the meaning of sec. 13(d)(3) or sec. 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) any of the foregoing described in this Paragraph 8.b.i, 12 hereafter a "Person") of 15% or more of either (a) the then outstanding shares of Capital Stock of the Company (the "Outstanding Capital Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), provided, however, that any acquisition by (x) the Company or any of it subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 15% or more of the Voting Securities or (z) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control; or

              ii. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, or such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the

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       Company (as such terms are used in rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

              iii. Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination; or

              iv.  (a) a complete liquidation or dissolution of the Company or
       (b) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be immediately prior to such sale or disposition.

       9. Termination by Reason of Death: If Employee shall die while employed by the Company both prior to termination of employment and during the effective term of this Agreement, all Employee's rights under this Agreement shall terminate with the payment of such amounts of annual base salary as have accrued but remain unpaid and a prorated amount of targeted bonus under the Company's Management Bonus Program through the month in which his death occurs, plus six additional months of the fixed salary and targeted bonus. All benefits under Paragraphs 7.b.ii. shall be extended to Employee's estate as described in such paragraph.

       10. Termination of Disability: Employee's employment hereunder may be terminated by the Company for disability. In such event, all Employee's rights under this Agreement shall terminate with the payment of such amounts of annual base salary as have accrued but remain unpaid as of thirtieth (30th) day after such notice is given except that all benefits under Paragraph 7.b.ii shall be extended to Employee as described in such paragraph. For purposes of this Agreement, "disability" is defined to mean that, as a result of Employee's incapacity due to physical or mental illness:

              a. Employee shall have been absent from his duties as General Counsel of the Company substantially all the time otherwise required of him hereunder for six (6) consecutive months; and



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          b.  Within thirty (30) days after the Company notifies Employee in writing that it intends to replace him, Employee shall not have returned to the performance of his duties for the Company on a full-time basis. This thirty-day notice may be given by the Company at anytime after Employee has been absent for more than four months from performing his duties in accordance with paragraph 10.a.

     11. Indemnification: a. If litigation shall be brought to enforce or interpret any provision contained herein, the non-prevailing party shall indemnify the prevailing party for reasonable attorney's fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing party in such litigation, and hereby agrees to pay prejudgment interest on any money judgment obtained by the prevailing party calculated at the generally prevailing NationsBank of Florida, N.A. base rate of interest charged to its commercial customers in effect from time to time from the date that payment(s) to him should have been made under this Agreement.

      b. Employee shall be indemnified by the Company as General Counsel of the Company to the fullest extent provided by law, under the same terms and conditions as the most favorable indemnification provisions accorded to any officer or director of the Company. This indemnification provision shall include, without limitation, all terms and provisions of the most favorable indemnification provided to any officer or director, including, without limitation the right to advancement of expenses.

      12. Payment Obligations Absolute: The provisions of this Paragraph 12 shall apply only within the three year period immediately following a Change of Control. The Company's obligation to pay Employee the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, duty to mitigate, or other right that the Company may have against him or anyone else. The amount shall not be reduced by reason of Employee's securing other employment or for any other reason. All amounts payable by the Company hereunder shall be paid without notice or demand, and in no event later than seven business days after such payments become due. Except as expressly provided herein, the Company waives all rights that it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from Employee or from whomsoever may be entitled thereto, for any reason whatsoever. The Company may withhold for income tax purposes any amounts required to be withheld under applicable tax statutes and regulations. This Paragraph 12 shall not be used for interpretive purposes with respect to any other provision of this Agreement other than in connection with a Change of Control.



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     13.  Confidentiality:

          a. Nondisclosure: Employee acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset for the Company's business. Accordingly, except in connection with the performance of his duties hereunder, Employee shall not at any time during or for any one year subsequent to the term of his employment hereunder disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity any proprietary or confidential information relating to the Company or any information concerning the Company's financial condition or prospects, the Company's customers, the design, development, manufacture, marketing or sale of the Company's products or the Company's methods of operating its business (collectively "Confidential Information"). Confidential Information shall not include information which, at the time of disclosure, is known or available to the general public by publication or other wise through no act or failure to act on the part of Employee.

          b. Return of Confidential Information. Upon termination of Employee's employment, for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, Employee shall promptly return all Confidential Information in the possession or under the control of Employee to the Company and shall not retain any copies or other reproductions or extracts thereof. Employee shall at any time at the request of the Company destroy or have destroyed all memoranda, notes, reports, and documents, whether in "hard copy" form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof, prepared by Employee and shall provide the Company with a certificate that the foregoing materials have in fact been returned or destroyed.

          c. Books and Records. All books, records and accounts whether prepared by Employee or otherwise coming into Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of Employee's employment hereunder or upon the Company's request at any time.

     14. Injunction/Specific Performance Setoff. Employee acknowledges that a breach of any of the provisions of Paragraph 13 hereof would result in immediate and irreparable injury to the Company which cannot be adequately or reasonably compensated at law. Therefore, Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction, without the posting of a bond, enjoining and restraining such breach by Employee or his agents either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled. Employee further agrees that, except as other provided in Paragraph 12 hereof, the Company may set off against or recoup from any amounts due under this Agreement to the extent of any losses incurred by the Company as a result of any breach by Employee of the provisions of Paragraph 13 hereof.

     15. Severability: Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such



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prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other other jurisdiction.

     16. Successors: This Agreement shall be binding upon Employee and inure to his and his estate's benefit, and shall be binding upon and inure to the benefit of the Company and any permitted successor of the Company. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by:
Employee or anyone claiming through Employee; or by the Company, except to any corporation which is the successor in interest to the Company by reason of a merger, consolidation or sale of substantially all of the assets of the Company. The foregoing sentence shall not be deemed to have any effect upon the rights of Employee upon a Change of Control.

     17. Controlling Law: This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Florida.

     18. Notices. Any notice required or permitted to be given hereunder shall be written and sent by registered or certified mail, telecommunicated or hand delivered at the address set forth herein or to any other of which notice is given:

     To the Company:     Harris Computer Systems Corporation
                         2101 West Cypress Creek Road
                         Fort Lauderdale, Florida  33309

     To Employee:        Brian Foremny
                         3500 N. 37 Street
                         Hollywood, FL  33021

     19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and may not be modified without the written agreement of both parties hereto.

     20. Waiver. A waiver by any party of any of the terms and conditions hereof shall not be construed as a general waiver by such party.


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     21.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single agreement.

     22. Interpretation. In the event of a conflict between the provisions of this Agreement and any other agreement or document defining rights and duties of Employee or the Company upon Employee's termination, the rights and duties set forth in this Agreement shall control.

     23. Certain Limitations on Remedies. Paragraph 7.b provides that certain payments and other benefits shall be received by Employee upon the termination of Employee of the Company other than for Cause and states that these same provisions shall apply if Employee terminates his employment for Good Reason. It is the intention of this Agreement that if the Company terminates Employee other than for Cause (and other than as a consequence of Employee's death, or disability) or if Employee terminates his employment with Good Reason, then the payments and other benefits set forth in Paragraph 7.b shall constitute the sole and exclusive remedies of Employee. This Paragraph 23 shall have no effect upon the provisions of Paragraph 8 of this Agreement.

     24. Miscellaneous. The parties hereto agree that if the proposed transaction with Concurrent Computer Corporation is not consummated substantially as set forth in the Purchase and Sale Agreement between the Company and Concurrent dated as of March 26, 1996 ("Concurrent Transaction"), then the Company will have the right to determine whether there is a need for the Employee's services with the Company. If the Concurrent Transaction is not consummated, then the Company shall have the right to terminate this Agreement, including the Option, in which case: (i) the Option shall be reduced to the same number of shares as were granted in February 1996 to the outside directors of the Company; (ii) Employee shall be paid an amount equal to his then current hourly billing rate, less $120 per hour, times the number of hours worked under this Agreement; and (iii) this Agreement shall terminate in full.

     IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties as of the date first above written.

COMPANY:                                EMPLOYEE:

HARRIS COMPUTER SYSTEMS
CORPORATION


By:
   ---------------------------          ----------------------------
   E. Courtney Siegel                   Brian Foremny
   Chairman, President and CEO


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